Exhibit 99.1

Media contact:
Corporate Communications
Phone: 785.575.8401
FAX: 785.575.6399
news@wr.com

WESTAR INDUSTRIES TO PURSUE SALE OF ITS ONEOK STOCK

TOPEKA, Kan., Aug. 29, 2002 —Westar Industries, Inc., a subsidiary of Topeka, Kan.-based Westar Energy, Inc. (NYSE:WR), announced today that it intends to sell the common stock and preferred stock of ONEOK (NYSE:OKE) owned by Westar Industries, which represents an approximate 45 percent ownership interest in ONEOK. Westar Industries said that it currently plans to sell outright, or sell an option to purchase, all or a portion of the ONEOK stock it owns in privately negotiated transactions, or sales into the public market. Under a Shareholder Agreement applicable to the stock, ONEOK had until Aug. 28, 2002, to purchase the stock from Westar Industries. ONEOK advised Westar Industries last week that ONEOK was not going to purchase the stock. Accordingly, Westar Industries is now free to pursue a sale of the stock and is free of certain restrictions (including percentage limitations on sales) contained in that agreement. Under the Shareholder Agreement, ONEOK must also take all commercially reasonable steps to assist Westar Industries in securing such regulatory approvals as may be necessary to allow a sale of the stock provided such approvals would not reasonably be expected to have a material adverse effect on ONEOK. The terms of the Shareholder Agreement allow Westar Industries until Sept. 30, 2003, to complete a sale of the stock. Westar has retained JPMorgan to advise it with respect to this matter.

Westar Energy, Inc. (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $7.0 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe, which have approximately 1.2 million security customers. Westar Energy is the largest electric utility in Kansas providing service to about 645,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,700 miles of electric distribution and transmission lines. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Westar Energy has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed here and elsewhere in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc. from our electric utility businesses and the possible sale of our ONEOK, Inc. stock, compliance with debt and other restrictive covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One’s financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation; ongoing municipal, state and federal activities, such as the Wichita municipalization effort; future economic conditions; legislative and regulatory developments; competitive markets; and other circumstances affecting anticipated operations, sales and costs. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.